UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 29, 2004

Paradigm Genetics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	0-30365	56-2047837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

108 Alexander Drive, Research Triangle Park, North Carolina	27709
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (919) 425-3000

Item 5.	Other Events.

On January 29, 2004, Paradigm Genetics, Inc. (“Paradigm”) announced that it has entered into a definitive agreement (the “Merger Agreement”) with TissueInformatics.Inc (“TissueInformatics”) whereby Paradigm will acquire TissueInformatics, a privately held company based in Pittsburgh, Pa., which specializes in the development and application of automated pathology software for the quantitative analysis of tissue changes in drug discovery, disease assessment, toxicology, and tissue engineering (the “Transaction”). A copy of the joint press release announcing the Transaction is attached as Exhibit 99.1 to this Current Report on Form 8-K.

Under the terms of the Merger Agreement, Paradigm will issue new shares of Paradigm common stock to TissueInformatics shareholders in a stock-for-stock exchange. Upon completion of the Transaction (the “Closing”), approximately 3.4 million shares of Paradigm common stock will be issued at the Closing with an additional 2.7 million shares of common stock available on an “earn-out” basis for the successful achievement of milestones on or before December 31, 2004. These milestones are tied to the attainment of specified revenue levels and new research contracts with certain corporate customers. All shares of Paradigm common stock issued or to be issued are subject to a lock-up period of one year from the date of the Closing. Also upon the Closing, Paradigm will receive approximately $2.7 million in cash and assume approximately $150,000 in long-term debt and capital lease obligations.

The completion of the Transaction is subject to the approval of TissueInformatics’s shareholders and other customary closing conditions. The parties anticipate that the Closing will occur in March 2004. The principal stockholders of TissueInformatics, including TVM V Life Science Ventures GmbH & Co., The Manufacturers Life Insurance Company, Aurora Ventures and others, have agreed to vote their shares in favor of the Transaction.

The preceding description of the Transaction is subject to, and qualified in its entirety by, the above-referenced joint press release attached to this Current Report on Form 8-K as Exhibit 99.1.

Item 7.	Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description

99.1	Joint Press Release of Paradigm Genetics, Inc. and TissueInformatics.Inc, dated January 29, 2004.

SIGNATURES

Pursuant to the requirements of The Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Paradigm Genetics, Inc. (Registrant)

Date: January 30, 2004

/s/ Philip R. Alfano

Philip R. Alfano Vice President, Finance and Chief Financial Officer